Exhibit 99.1
Digi International Announces First Fiscal Quarter Revenue and Earnings per Share Guidance;
Revises Annual 2009 Revenue and Earnings per Share Guidance
First Fiscal Quarter 2009 Results Expected to be Released January 22, 2009
(Minneapolis, MN, January 5, 2009) — Digi International® Inc. (NASDAQ: DGII, http://www.digi.com) expects to report first fiscal quarter 2009 revenue in a range of $41.0 million to $41.6 million compared to $44.6 million in the first fiscal quarter of 2008, or a decrease of approximately 7% to 8%. Digi previously provided guidance of approximately $47.5 million in revenue for the first fiscal quarter of 2009. The decrease in revenue is a result of lower than anticipated revenue across all regions and product lines attributable to rapidly deteriorating demand conditions during the last half of the first fiscal quarter of 2009. Digi anticipates first fiscal quarter 2009 earnings per diluted share in a range of $0.02 to $0.04, which includes a $0.01 tax benefit due to the extension in the quarter of the income tax credit for increased research and development for the last three quarters of fiscal 2008.
Digi now anticipates fiscal 2009 revenue in a range of $170 million to $200 million, compared to previous guidance of $200 million to $220 million. Earnings per diluted share are expected to be in a range of $0.19 to $0.47, compared to previous guidance of $0.47 to $0.65.
Digi expects to continue repurchasing its stock under its previously announced stock repurchase program.
Conference Call Details
As previously announced, the Company is presenting at the Needham conference tomorrow at 9:30 a.m. EST and immediately thereafter entering into its standard quiet period prior to its actual earnings release and conference call on January 22, 2009. Due to this fact, there will be no question and answer segment following today’s call as it has been prerecorded. Digi invites all those interested in hearing management’s discussion relative to this pre-release on Monday, January 5, 2009 before the market opens at 9:00 a.m. EST ( 8:00 a.m. CST), to join the call by dialing 800-573-4840 and entering passcode 61253177. International participants may access the call by dialing 617-224-4326 and entering passcode 61253177. A replay will be available two hours after completion of the call, and for one week following the call, by dialing 888-286-8010 for domestic participants or 617-801-6888 for international participants and entering access code 12653606 when prompted.
Digi expects to release first quarter results on Thursday, January 22, 2009 and host a conference call later that day. There will be a discussion and management will host its usual question and answer session. Details regarding the conference call will be announced closer to the reporting date.
About Digi International
Digi International, based in Minneapolis, is the leader in device networking for business. Digi develops reliable products and technologies that enable companies to connect and securely manage local or remote electronic devices over the network or via the web.

Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, continued or increasing weakness in North America and continued or increasing weakness in other regions due to changes in economic conditions, the current uncertainty in global economic conditions which could negatively affect product demand, the recent financial crises affecting the banking system and financial markets which could negatively impact the financial solvency of the Company’s customers and suppliers, the extreme volatility in fixed income, credit and equity markets which could result in actual amounts realized on the Company’s debt securities or other investments that differ significantly from current market values, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2008 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Contacts:
S. (Kris) Krishnan
Digi International
952-912-3125
Email: S. (Kris) Krishnan
Erika Moran
The Investor Relations Group
212-825-3210
Email: The Investor Relations Group
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).